BlackRock Variable Series Funds, Inc. BlackRock Value Opportunities V.I. Fund

FILE #811-03290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
9/21/2006	COMMVAULT SYSTEMS	11,100,000	29,000	Credit Suisse Securities (USA) LLC; Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Inc.; Thomas Weisel Partners LLC; RBC Capital Markets Corporation; C.E. Unterberg, Towbin, LLC